Exhibit 99.1

ARES CAPITAL CORPORATION CLOSES

PUBLIC OFFERING OF COMMON STOCK

INCLUDING OVERALLOTMENT OPTION

NEW YORK, NY—November 16, 2010—Ares Capital Corporation (Nasdaq: ARCC) announced today that it has closed an underwritten public offering of 11,500,000 shares of the Company’s common stock (including 1,500,000 shares pursuant to the exercise in full by the underwriters of their overallotment option) at a price per share of $16.50 to the public, raising approximately $180.5 million in net proceeds after deducting underwriting discounts and commissions and estimated offering expenses.

Wells Fargo Securities, BofA Merrill Lynch and SunTrust Robinson Humphrey acted as joint bookrunners for this offering. Deutsche Bank Securities Inc. and Morgan Stanley acted as the co-lead managers and BB&T Capital Markets, BMO Capital Markets, Stifel Nicolaus Weisel and JMP Securities acted as the co-managers for this offering.

Ares Capital expects to use the net proceeds of this offering to repay certain outstanding indebtedness under its senior secured revolving credit facility and, to the extent not applied for such purposes, to repay certain outstanding indebtedness under a separate revolving securitized facility and for general corporate purposes, which may include funding investments in its investment backlog and pipeline that, as of November 3, 2010, were approximately $180 million and $310 million, respectively.  Please note that the consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. There can be no guarantee that any of these investments will be consummated.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. With offices in Atlanta, Chicago, Los Angeles, New York and Washington, D.C., Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies. Ares Capital invests primarily in first- and second-lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser. As of September 30, 2010, Ares Management LLC had approximately $37 billion of committed capital under management.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl Drake

Ares Capital Corporation

404-814-5204